Exhibit 3.17

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

FUND DECLARATION

RETIREMENT DATE FUNDS

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of August 1, 2006 State Street hereby establishes the Fund Declaration of the Retirement Date Funds (the “Retirement Date Funds”), consisting of five separate Retirement Date Funds, each of which shall constitute a separate Fund established pursuant to the Declaration of Trust: the Lifetime Income Retirement Date Fund, the 2010 Retirement Date Fund, the 2020 Retirement Date Fund, the 2030 Retirement Date Fund and the 2040 Retirement Date Fund. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Retirement Date Funds subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The purpose of the Retirement Date Funds is to provide a series of balanced investment funds each of which is designed to correspond to a particular time horizon to retirement. The Retirement Date Funds will utilize a broad range of asset classes and a regular rebalancing process to provide diversification of returns and risks consistent with the stated time period to retirement. The Lifetime Income Retirement Date Fund seeks to avoid significant loss of principal for investors who have reached retirement. The 2010 Retirement Date Fund initially will seek to provide moderate capital appreciation and some stability of principal for investors planning to retire in or around the year 2010. The 2020 Retirement Date Fund initially will seek to provide long-term capital appreciation and some stability of principal for investors planning to retire in or around the year 2020. The 2030 Retirement Date Fund initially will seek to provide long-term capital appreciation for individuals planning to retire in or around the year 2030. The 2040 Retirement Date Fund initially will seek to provide long-term capital appreciation for investors planning to retire in or around the year 2040. Assets in the Retirement Date Funds will be invested in various index or other collective investment funds maintained by State Street Bank and Trust Company.

Assets in the Lifetime Income Retirement Date Fund initially will be allocated as follows:

Equity		25.0%
S&P 500 Flagship Securities Lending Fund	19.0%
Daily MSCI EAFE Index Fund	3.0
S&P MidCap 400 Index Securities Lending Fund	2.0
Russell 2000 Index Securities Lending Fund	1.0
Fixed Income		75.0%
Limited Duration Bond Non-Lending Fund	40.0%
Long U.S. Government Index Securities Lending	25.0
Short Term Investment Fund	10.0

Assets in the 2010 Retirement Date Fund initially will be allocated as follows:

Equity		37.5%
S&P 500 Flagship Securities Lending Fund	28.2%
Daily MSCI EAFE Index Fund	4.7
S&P MidCap 400 Index Securities Lending Fund	2.8
Russell 2000 Index Securities Lending Fund	1.8
Fixed Income		62.5%
Long U.S. Government Index Securities Lending Fund	37.5%
Limited Duration Bond Fund	19.2
Short Term Investment Fund	5.8

Assets in the 2020 Retirement Date Fund initially will be allocated as follows:

Equity		62.5%
S&P 500 Flagship Securities Lending Fund	49.0%
Daily MSCI EAFE Index Fund	14.0
S&P MidCap 400 Index Securities Lending Fund	5.7
Russell 2000 Index Securities Lending Fund	3.8
Fixed Income		37.5%
Long U.S. Government Index Securities Lending Fund	31.0%
Short Term Investment Fund	5.0
Limited Duration Bond Fund	1.5

Assets in the 2030 Retirement Date Fund initially will be allocated as follows:

Equity		78.5%
S&P 500 Flagship Securities Lending Fund	44.5%
Daily MSCI EAFE Index Fund	19.5
S&P MidCap 400 Index Securities Lending Fund	7.4
Russell 2000 Index Securities Lending Fund	7.1
Fixed Income		21.5%
Long U.S. Government Index Securities Lending Fund	21.0%
Limited Duration Bond Fund	0.0
Short Term Investment Fund	0.5

Assets in the 2040 Retirement Date Fund initially will be allocated as follows:

Equity		89.0%
S&P 500 Flagship Securities Lending Fund	45.0%
Daily MSCI EAFE Index Fund	24.5
S&P MidCap 400 Index Securities Lending Fund	9.8
Russell 2000 Index Securities Lending Fund	8.7
Fixed Income		10.0%
Long U.S. Government Index Securities Lending Fund	11.0%
Limited Duration Bond Fund	0.0
Short Term Investment Fund	0.0

On a regular basis, as often as annually, each Retirement Date Fund, other than the Lifetime Income Retirement Date Fund, will be rebalanced to a more conservative strategy as the target retirement date approaches. The Trustee may periodically re-evaluate and make changes to the pace of rebalancing of the Retirement Date Funds.

Allocations of the funds of the Retirement Date Funds will be readjusted by State Street Bank and Trust Company on a quarterly basis to maintain, during the applicable year, the percentage allocations applicable for the particular year.

2. Investment Guidelines and Restrictions. It is the intention of the Trustee not to cause the Retirement Date Funds to invest in derivative instruments, except to the extent set forth in the prospectus of the Collective Trust from time to time in effect pursuant to which Units of the Retirement Date Funds may be issued. The Trustee, subject to consultation with ARF, may in the future review such investment policy.

No Retirement Date Fund will:

(a)	trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for a Retirement Date Fund;

(b)	make an investment in order to exercise control or management over a company;

(c)	make short sales, unless a Retirement Date Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as such Retirement Date Fund is in a short position, and except that a Retirement Date Fund may hold short positions in debt securities to reduce exposure to interest rate movements;

(d)	issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

(e)	write uncovered options;

(f)	purchase real estate or mortgages, provided that a Retirement Date Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g)	invest in the securities of registered investment companies;

(h)	invest in oil, gas or mineral leases;

(i)	purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j)	make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k)	underwrite the securities of any issuer.

The Trustee intends to operate each Retirement Date Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act (the “Act”). Therefore, each each Retirement Date Fund will limit its positions in commodity futures or option contracts which do not come within the meaning and intent of section 1.3(z)(1) of the Act to positions for which the aggregate initial margin and premiums will not exceed five percent of the net asset value of such Retirement Date Fund.

3. Value of Units in each Retirement Date Fund. The initial value of a Unit in each Retirement Date Fund on August 1, 2006 shall be $10.00.

4. Restrictions on Withdrawals and Transfers. There are no restrictions on withdrawal and transfer. Units in each Retirement Date Fund may be withdrawn on any Business Day.

5. Fees. For services rendered to the Retirement Date Funds, State Street Bank and Trust Company will be entitled to receive compensation in the amount and at the times set forth in Schedule A hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Retirement Date Funds. Any such Investment Advisors shall be designated from time to time in Schedule A attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisor.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Fund Declaration for the Retirement Date Funds by its proper officer as of             , 2006.

ATTEST:	STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

RETIREMENT DATE FUNDS

FUND DECLARATION

1. For services rendered to the Retirement Date Funds, State Street Bank and Trust Company shall be entitled to receive with respect to the assets of the Retirement Date Funds a Trust, Management and Administration fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank and Trust Company (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Retirement Date Funds in any other collective investment fund maintained by State Street Bank and Trust Company.

Aggregate Value of Assets in Stable Asset Return,
Intermediate Bond, Balanced, Large-Cap Value Equity,
Large-Cap Growth Equity, Index Equity,
Mid-Cap Value Equity,
Mid-Cap Growth Equity,
Small-Cap Equity and International Equity Funds and

Retirement Date Funds

Rate
First $1.0 billion	.217%
Next $1.8 billion	.067
Over $2.8 billion	.029

2. For management of the assets in the Retirement Date Funds, State Street Bank and Trust Company shall be entitled to receive with respect to the assets of the Retirement Date Funds a management fee charged at the annual rate of .10% of the aggregate value of assets of the Retirement Date Funds, which fee will accrue on a daily basis and will be paid monthly.

SCHEDULE B

RETIREMENT DATE FUNDS

FUND DECLARATION

The Trustee has not entered into an investment advisor agreement for any of the Retirement Date Funds.